Exhibit 10.1

Notice of Grant of Performance Stock Option and Terms and Conditions of Performance Stock Option

Grantee:	[Name]	Option Number:	[_________]
	[Address]	Plan:	2022 Plan
	[Address]	ID:	[_________]

Effective [___________] (the “Award Date”), you (the “Grantee”) have been granted a performance-based stock option (the “Option”) to buy [________] shares1 of Common Stock of Next Bridge Hydrocarbons, Inc. (the “Corporation”) at a price of $[_______] per share1 (the “Exercise Price”).

The aggregate Exercise Price of the shares subject to the Option is $[__________]1.

Type of Option:	Nonqualified Stock Option ☐	Incentive Stock Option ☐

The Option is subject to the vesting requirements set forth in Section 2 of the Terms and Conditions of Performance Stock Option attached hereto.

The Option will expire on [_________] (the “Expiration Date”).2

By your signature and the Corporation’s signature below, you and the Corporation agree that the Option is granted under and governed by the terms and conditions of the Corporation’s 2022 Equity Incentive Plan (the “Plan”) and the Terms and Conditions of Performance Stock Option (the “Terms”), which are attached and incorporated herein by this reference. This Notice of Grant of Performance Stock Option, together with the Terms, will be referred to as your Option Agreement. The Option has been granted to you in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to you. Capitalized terms are defined in the Plan if not defined herein or in the Terms. You acknowledge receipt of a copy of the Terms, the Plan and the Prospectus for the Plan.

Next Bridge Hydrocarbons, Inc.	Date

[Grantee Name]	Date

[1]	Subject to adjustment under Section 2.2 of the Terms and Section 7.1 of the Plan.

[2]	Subject to early termination under Section 7.2 of the Plan.

NEXT BRIDGE HYDROCARBONS, INC.
2022 EQUITY INCENTIVE PLAN

TERMS AND CONDITIONS OF PERFORMANCE STOCK OPTION

1.	General.

These Terms and Conditions of Performance Stock Option (these “Terms”) apply to a particular stock option (the “Option”) if incorporated by reference in the Notice of Grant of Performance Stock Option (the “Grant Notice”) corresponding to that particular grant. The recipient of the Option identified in the Grant Notice is referred to as the “Grantee.” The per share exercise price of the Option as set forth in the Grant Notice is referred to as the “Exercise Price.” The effective date of grant of the Option as set forth in the Grant Notice is referred to as the “Award Date.” The exercise price and the number of shares covered by the Option are subject to adjustment under Section 7.1 of the Plan.

The Option was granted under and subject to the Next Bridge Hydrocarbons, Inc. 2022 Equity Incentive Plan (the “Plan”). Capitalized terms are defined in the Plan if not defined herein (including certain terms defined in Exhibit A attached hereto). The Option has been granted to the Grantee in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Grantee. The Grant Notice and these Terms are collectively referred to as the “Option Agreement” applicable to the Option.

2.	Vesting; Change in Control; Limits on Exercise; Anti-Dilution Protection.

The Option may be exercised only to the extent that the vesting requirements set forth in Section 2.1 have been satisfied.

2.1	Vesting of the Option.

(a)	Time-Based Vesting. The vesting of the Option shall be subject to the Grantee’s continued employment or service with the Corporation or any of its Subsidiaries through the later to occur of (i) the first anniversary of the effective date of the Grantee’s Employment Agreement with the Corporation entered into on or about the Award Date (or, if there is no such Employment Agreement, the first anniversary of the Award Date or such other date as established by the Administrator) and (ii) the completion of the 2023 drilling and completion obligations for the Corporation’s oil and gas wells in the Orogrande Basin (the later to occur of such events, the “Vesting Date”); provided, however, that the vesting of the Option shall be subject to accelerated vesting as provided below in Section 2.1(b). If the Grantee’s employment or service with the Corporation or any of its Subsidiaries terminates before the Vesting Date for any reason (other than pursuant to a Qualifying Termination as described below), and if a Triggering Event or Change in Control has not occurred after the Award Date and prior to such termination, the Option will terminate upon such termination of the Grantee’s employment or service.

(b)	Acceleration on Certain Events. If, prior to the Vesting Date (and after the Award Date), either (i) a Triggering Event or a Change in Control occurs or (ii) the Grantee’s employment or service terminates pursuant to a Qualifying Termination (and the Grantee timely provides (and does not revoke) a release of claims in accordance with the severance provisions of the Grantee’s Employment Agreement (or in a form reasonably acceptable to the Corporation if the Grantee is not then party to an Employment Agreement that provides for such a release)), the Option, to the extent then outstanding and unvested, shall accelerate and be fully vested and exercisable.

(c)	Definition of Triggering Event. A “Triggering Event” means the occurrence, prior to the Vesting Date, of the following:

●	If the Corporation does not increase its percentage of working interest in the Orogrande Basin Assets (such percentage, the “Working Interest”) to an amount in excess of 66.5% (the “Base Percentage”), attainment of the Threshold Amount.

●	If the Corporation increases the Working Interest to an amount in excess of the Base Percentage, attainment of the Adjusted Threshold Amount.

●	Definitions, Additional Rules.

○	The “Threshold Amount” shall be deemed attained when the Fair Market Value of the Corporation equals at least One Hundred Ninety-Nine Million Five Hundred Thousand Dollars ($199,500,000).

○	The “Adjusted Threshold Amount” shall be deemed attained when the Fair Market Value of the Corporation equals at least (i) One Hundred Ninety-Nine Million Five Hundred Thousand Dollars ($199,500,000), plus (ii) a proportionate amount determined based on the amount by which the Corporation’s Working Interest exceeds the Base Percentage, with a Working Interest of 100% resulting in an Adjusted Threshold Amount equal to Three Hundred Million Dollars ($300,000,000).

○	The “Fair Market Value of the Corporation” shall mean the aggregate fair market value (as determined under Section 5.5 of the Plan) of the total number of shares of the Corporation’s common stock that are outstanding at the relevant time.

The Administrator shall determine in its sole discretion, acting in good faith, whether a Triggering Event has occurred and the date of such event. Any such determination shall be final and binding on all persons.

2.2    Adjustment of Exercise Price for Increases in Working Interest. The Corporation and the Grantee hereby acknowledge and agree that the intent of the parties is that the Option will have value only if and to the extent the Fair Market Value of the Corporation exceeds the Threshold Amount (or Adjusted Threshold Amount, as the case may be) while the Option is outstanding. Accordingly, the Exercise Price of the Option set forth in the Grant Notice has been established by the Administrator based on its determination of the value that a share of Common Stock would have if the Corporation’s Working Interest continued to be equal to the Base Percentage and the Fair Market Value of the Corporation were equal to the Threshold Amount. To preserve the parties’ intent as to the Grantee’s potential benefit under the Option, if at any time while the Option is outstanding (and subject to the final sentence of this Section 2.2), the Corporation’s Working Interest increases above the Base Percentage, the Exercise Price of the Option shall be increased by a proportionate amount by which the Corporation’s Working Interest exceeds the Base Percentage up to a maximum Working Interest of 100%; provided, however, that if the Corporation’s issues shares of Common Stock in consideration for its purchase of an additional Working Interest and such purchase does not significantly affect the per-share value of the Common Stock, the Exercise Price will not be adjusted in connection with such purchase. By way of example only, if the Corporation’s Working Interest were to increase from 66.5% to 100% (and the proviso in the preceding sentence did not apply), the Exercise Price of the Option would be increased by multiplying (i) the Exercise Price set forth in the Grant Notice by (ii) 100/66.5. Notwithstanding the foregoing provisions, if at the time of any such increase in the Corporation’s Working Interest, the fair market value of a share of Common Stock is greater than the Exercise Price of the Option then in effect, this Section 2.2 shall not apply and no adjustment shall be made to the Exercise Price in connection with such increase in the Working Interest (unless and until such time, if any, as the fair market value of a share of Common Stock decreases below the Exercise Price).

2.3    Limits on Exercise. The following provisions shall apply to the Option:

●	Cumulative Exercisability. To the extent that the Option is vested and exercisable, the Grantee has the right to exercise the Option (to the extent not previously exercised), and such right shall continue (subject to Section 7.2 of the Plan) until the “Expiration Date” set forth in the Grant Notice (the “Expiration Date”).

●	No Fractional Shares. Fractional share interests shall be disregarded, but may be cumulated.

●	Minimum Exercise. No fewer than 100 shares of Common Stock (subject to adjustment under Section 7.1 of the Plan) may be purchased at any one time, unless the number purchased is the total number at the time exercisable under the Option.

●	ISO Value Limit. If the Option is designated in the Grant Notice as an Incentive Stock Option (an “ISO”) and if the aggregate fair market value of the shares with respect to which ISOs (whether granted under the Option or otherwise) first become exercisable by the Grantee in any calendar year exceeds $100,000, as measured on the applicable Award Dates, the limitations of Section 5.1.2 of the Plan shall apply and to such extent the Option will be rendered a nonqualified stock option.

2.4    Anti-Dilution Protection. Each time there is an increase in the Corporation’s Working Interest while the Option is outstanding, the Corporation will review the Grantee’s ownership interest in the Corporation (as of immediately before and immediately after such increase in the Working Interest) and grant an additional option (and any such additional option grants) to the Grantee to the extent necessary to preserve the Grantee’s pre-dilution level of ownership. The Administrator shall determine the terms of any such additional option grant, provided that the per -share exercise price of such additional option shall be the greater of (i) the Exercise Price of the Option then in effect and (ii) the fair market value of a share of Common Stock on the date of grant of such addition option, and provided, further, that the vesting schedule and expiration date of such additional option shall be the same as the vesting schedule (including the Vesting Date (i.e., vesting shall be determined based on the Award Date of the initial option) and acceleration terms provided in Section 2.1) and the Expiration Date of the Option as set forth herein. For the avoidance of doubt, this Section 2.4 shall not apply to any transaction other than an increase in the Corporation’s Working Interest (for example, an equity financing or other funding transaction by the Corporation, a merger, or a transaction which diversifies the Corporation’s property ownership to another production area), and any such transaction will not trigger any additional option grant pursuant to this section.

3.	No Employment/Service Commitment.

Nothing contained in this Option Agreement or the Plan constitutes a continued employment or service commitment by the Corporation or any of its Subsidiaries, affects the Grantee’s status, if he or she is an employee, as an employee at will who is subject to termination without cause, confers upon the Grantee any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or service, or affects the right of the Corporation or any Subsidiary to increase or decrease the Grantee’s other compensation. Nothing in this Option Agreement, however, is intended to adversely affect any independent contractual right of the Grantee without his/her consent thereto.

4.	Method of Exercise of Option.

The Option shall be exercisable by the delivery to the Secretary of the Corporation (or such other person as the Administrator may require pursuant to such administrative exercise procedures as the Administrator may implement from time to time) of:

●	a written notice stating the number of shares of Common Stock to be purchased pursuant to the Option or by the completion of such other administrative exercise procedures as the Administrator may require from time to time,

●	payment in full for the Exercise Price of the shares to be purchased in cash, check or by electronic funds transfer to the Corporation;

●	any written statements or agreements required pursuant to Section 8.1 of the Plan; and

●	satisfaction of the tax withholding provisions of Section 8.5 of the Plan.

Notwithstanding the foregoing or any other provision herein or in the Plan, if the exercise of the Option is in connection with a Change in Control or occurs within the period of three (3) months before the Expiration Date, the Grantee may elect to satisfy the Exercise Price by a reduction in the number of shares of Common Stock otherwise deliverable to the Grantee (valued at their fair market value on the exercise date, as determined under the Plan) pursuant to the exercise of the Option, provided that such election shall be made in writing delivered to the Corporation together with the Grantee’s exercise notice as provided above. For clarity, this paragraph applies only to the Grantee’s payment of the Exercise Price and tax withholding at the Grantee’s applicable tax rate.

The Administrator also may, but is not required to (other than as expressly provided in the preceding paragraph), authorize a non-cash payment alternative by one or more of the following methods (subject in each case to compliance with all applicable laws, rules, regulations and listing requirements and further subject to such rules as the Administrator may adopt as to any such payment method):

●	notice and third party payment in such manner as may be authorized by the Administrator;

●	in shares of Common Stock already owned by the Grantee, valued at their fair market value (as determined under the Plan) on the exercise date;

●	a reduction in the number of shares of Common Stock otherwise deliverable to the Grantee (valued at their fair market value on the exercise date, as determined under the Plan) pursuant to the exercise of the Option; or

●	a “cashless exercise” with a third party who provides simultaneous financing for the purposes of (or who otherwise facilitates) the exercise of the Option.

An Option will qualify as an ISO only if it meets all of the applicable requirements of the Code. If the Option is designated in the Grant Notice as an ISO, the Option may be rendered a nonqualified stock option if the Administrator permits the use of one or more of the non-cash payment alternatives referenced above.

5.	Termination of Option.

Subject to earlier termination as provided in Section 2 or in connection with certain corporate events as provided in Section 7.2 of the Plan, the Option, to the extent not previously exercised, will terminate on the Expiration Date. Notwithstanding any post-termination exercise period provided for herein or in the Plan, an Option will qualify as an ISO only if it is exercised within the applicable exercise periods for ISOs under, and meets all of the other requirements of, the Code. If the Option is designated as an ISO and is not exercised within the applicable exercise periods for ISOs or does not meet such other requirements, the Option will be rendered a nonqualified stock option.

6.	Non-Transferability.

The Option and any other rights of the Grantee under this Option Agreement or the Plan are nontransferable and exercisable only by the Grantee, except as set forth in Section 5.7 of the Plan.

7.	Notices.

Any notice to be given under the terms of this Option Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Grantee at the address last reflected on the Corporation’s payroll records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Grantee is no longer employed by the Corporation or a Subsidiary, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 7.

8.	Plan.

The Option and all rights of the Grantee under this Option Agreement are subject to the terms and conditions of the Plan, incorporated herein by this reference. The Grantee agrees to be bound by the terms of the Plan and this Option Agreement. The Grantee acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Option Agreement. Unless otherwise expressly provided in other sections of this Option Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not and shall not be deemed to create any rights in the Grantee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.

9.	Entire Agreement.

This Option Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Option Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Grantee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

10.	Governing Law.

This Option Agreement (including the Notice) shall be governed by and construed and enforced in accordance with the laws of the State of Nevada without regard to conflict of law principles thereunder. The Grantee does not have to accept the Option, and it is not a condition of employment that the Grantee accept the Option. If the Grantee does not agree to the terms of the Award, the Grantee should promptly return this Option Agreement to the Corporation’s Stock Plan Administrator indicating that the Grantee does not wish to accept the Option, and the Option will be cancelled.

11.	Effect of this Agreement.

Subject to the Corporation’s right to terminate the Option pursuant to Section 7.2 of the Plan, this Option Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Corporation.

12.	Counterparts; Electronic Signature.

This Option Agreement may be signed and/or transmitted in one or more counterparts by facsimile, e-mail of a .PDF, .TIF, .GIF, .JPG or similar attachment or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart, and that any such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s hand-written signature. To the extent a party signs this Option Agreement using electronic signature technology, by clicking “sign,” “accept,” or similar acknowledgement of acceptance, such party is signing this Option Agreement electronically, and electronic signatures appearing on Option Agreement (or entered as to this Option Agreement using electronic signature technology) shall be treated, for purposes of validity, enforceability and admissibility, the same as hand-written signatures.

13.	Section Headings.

The section headings of this Option Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

14.	Clawback Policy.

The Option is subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require forfeiture of the Option and repayment or forfeiture of any shares of Common Stock or other cash or property received with respect to the Option (including any value received from a disposition of the shares acquired upon exercise of the Option).

15.	Notice of Sale of ISO Shares.

If the Option is designated in the Grant Notice as an ISO, the Grantee agrees that, upon any sale or other transfer of shares of Common Stock acquired pursuant to the Option that occurs within either one year of the date the shares are acquired by the Grantee or two years after the Award Date set forth in the Grant Notice, the Grantee shall promptly give written notice to the Corporation of such sale or transfer.

16.	No Advice Regarding Grant.

The Grantee is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Grantee may determine is needed or appropriate with respect to the Option (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Option and any shares that may be acquired upon exercise of the Option). Neither the Corporation nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Option Agreement) or recommendation with respect to the Option. Except for the withholding rights contemplated by Section 4 above and Section 8.5 of the Plan, the Grantee is solely responsible for any and all tax liability that may arise with respect to the Option and any shares that may be acquired upon exercise of the Option.

EXHIBIT A

DEFINED TERMS

As to the terms below used in this Option Agreement, the following definitions will apply:

“Cause” means that the Administrator determines that the Grantee:

(a)	has been negligent in the discharge of his or her duties to the Corporation or any of its Subsidiaries, has refused to perform stated or assigned duties or is incompetent in or (other than by reason of a disability or analogous condition) incapable of performing those duties;

(b)	has been dishonest or committed or engaged in an act of theft, embezzlement or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information; has breached a fiduciary duty, or materially violated any other duty, law, rule, regulation or policy of the Corporation, any of its Subsidiaries or any affiliate of the Corporation or any of its Subsidiaries; or has been convicted of a felony or misdemeanor (other than minor traffic violations or similar offenses);

(c)	has materially breached any of the provisions of any agreement with the Corporation, any of its Subsidiaries or any affiliate of the Corporation or any of its Subsidiaries; or

(d)	has engaged in unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of, the Corporation, any of its Subsidiaries or any affiliate of the Corporation or any of its Subsidiaries; has improperly induced a vendor or customer to break or terminate any contract with the Corporation, any of its Subsidiaries or any affiliate of the Corporation or any of its Subsidiaries; or has induced a principal for whom the Corporation, any of its Subsidiaries or any affiliate of the Corporation or any of its Subsidiaries acts as agent to terminate such agency relationship.

Notwithstanding the foregoing, if Grantee is party to an Employment Agreement with the Corporation or a Subsidiary that is then in effect, the definition of “Cause” contained in the Employment Agreement shall be incorporated by reference herein and supersede the foregoing definition.

“Change in Control” means that one or more of the following conditions have occurred:

(a)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then-outstanding Common Shares of the Corporation (the “Outstanding Corporation Common Shares”) or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control; (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any affiliate of the Corporation or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (c)(1), (2) and (3) below;

(b)	Individuals who, as of the Award Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Award Date whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Corporation Common Shares and the Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, a Parent, as defined above) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Corporation Common Shares and the Outstanding Corporation Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 30% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)	Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation other than in the context of a transaction that does not constitute a Change in Control under clause (c) above.

“Employment Agreement” means the Employment Agreement (if any) by and between the Corporation and the Grantee entered into on or about the Award Date.

“Good Reason” means the occurrence (without the Grantee’s consent) of any one or more of the following conditions:

(a)	a material diminution in the Grantee’s rate of base salary;

(b)	a material diminution in the Grantee’s authority, duties, or responsibilities;

(c)	a material change in the geographic location of the Grantee’s principal office with the Corporation (for this purpose, in no event shall a relocation of such office to the city of Fort Worth, Texas, Midland, Texas, or El Paso, Texas constitute a “material change”); or

(d)	a material breach by the Corporation of this Agreement or the Grantee’s Employment Agreement (if any) (other than a material change in the geographic location of the Grantee’s principal office with the Corporation, which is governed by (c) above);

provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless both (x) the Grantee provides written notice to the Corporation of the condition(s) claimed to constitute Good Reason within sixty (60) days of the initial existence of such condition(s), and (y) the Corporation fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Grantee’s employment with the Corporation shall not constitute a termination for Good Reason unless such termination occurs not more than one hundred and twenty (120) days following the initial existence of the condition claimed to constitute Good Reason.

If Grantee is party to an Employment Agreement that is then in effect and includes a definition of Good Reason (or a similar term), the definition of Good Reason contained in this Option Agreement (and not the Employment Agreement) shall control for purposes of this Option Agreement.

“Orogrande Basin Assets ” means the Corporation’s oil and natural gas properties located in the Orogrande Basin in West Texas.

“Qualifying Termination ” means a termination of the Grantee’s employment or service with the Corporation or any of its Subsidiaries either (i) by the Corporation or such Subsidiary without Cause or (ii) by the Grantee for Good Reason (in either case, not including a termination due to the Grantee’s death or disability).

“Total Disability” means a “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code or as otherwise determined by the Administrator).